HIGHLAND FLOATING RATE OPPORTUNITIES FUND

POWER OF ATTORNEY

Highland Floating Rate Opportunities Fund (the “Trust”) and the undersigned Trustee constitutes and appoints each of Trey Parker, Frank Waterhouse, and Clifford Stoops (with full power to each of them to act alone) his true and lawful attorney-in-fact and agent, for him and on his behalf and in his place and stead in any and all the capacities to make, execute and sign on behalf of the Trust the registration statement of the Trust and any and all amendments and supplements to the registration statement on Forms N-2 and N-14 under the Securities Act of 1933, as amended, and/or the Investment Company Act of 1940, as amended; and to file any of the foregoing and any and all exhibits and other documents requisite in connection therewith with the U.S. Securities and Exchange Commission, and any other regulatory authority having jurisdiction over the Trust, granting unto said attorneys and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as fully to all intents and purposes as to the undersigned officers and Trustee themselves might or could do.

IN WITNESS WHEREOF, the Trust has caused this Power of Attorney to be executed in its name by its Executive Vice President and Treasurer, Principal Accounting Officer, Principal Financial Officer and Principal Executive Officer and attested by its Assistant Treasurer, and the undersigned Trustee has hereunto set his hand this 26th day of February 2018.

/s/ Trey Parker	/s/ Frank Waterhouse
Trey Parker	Frank Waterhouse
Executive Vice President	Treasurer, Principal Accounting Officer, Principal Financial Officer and Principal Executive Officer

ATTEST

/s/ Clifford Stoops
Clifford Stoops
Assistant Treasurer

TRUSTEE:

/s/ Dustin Norris
Dustin Norris